Exhibit 99.1

March 16, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Receives Order For DVDPlus(c) - Launches New Marketing Strategy of Dual Sided DVD/CD Products

Tulsa, Okla-(BUSINESS WIRE)-March 16, 2006 EnXnet, Inc. (OTCBB:EXNT; German WKN# AOHMDW)-news)- announces it has sold and delivered its first order for DVDPlus(c) since the inception of a new marketing effort just put in place in the past 30 days.

This order marks the successful launch for the distribution and sales of this product. The Company anticipates that additional orders will be forthcoming as marketing efforts are increased in the coming weeks and months. EnXnet, Inc. produces this product under license from Mr. Dieter Dierks of Germany, the owner of the technology. DVDPlus(c) delivers DVD video, DVD audio, CD audio, and interactive CDROM/Internet applications and content, all on one disk.

Ryan Corley, CEO of EnXnet, Inc., stated, "What makes this so exciting is we really have not instituted the full plan that we will put into place and we have already garnered a sale with several other entities showing sincere interest. Additionally, the real growth in sales is expected to come from the Gift Card Products utilizing our ThinDisc(tm) technology. The sales of the DVDPlus(c) will only enhance the expected growth of EnXnet in the coming months."

This dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This hybrid optical disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

Or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com